CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A our report dated August 18, 2020, relating to the financial statement of Simplify US Equity PLUS Convexity ETF (the “Fund”), a series of Simplify Exchange Traded Funds, as of August 11, 2020, and to the references to our firm under the headings “Fund Service Providers” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings,” “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
August 18, 2020